Exhibit 99.1

Encore Capital Group Announces Fourth Quarter and Full-Year 2017 Financial Results

•	Estimated Remaining Collections increased to a record $7.0 billion

•	Collections in 2017 reached an all-time high of $1.8 billion for the year

•	Fourth quarter deployments of $170 million in the U.S., $301 million worldwide

SAN DIEGO, February 21, 2018 -- Encore Capital Group, Inc. (NASDAQ: ECPG), an international specialty finance company, today reported consolidated financial results for the fourth quarter and full year ended December 31, 2017.

“In the fourth quarter, Encore continued to benefit from the growing supply of charged-off credit card receivables in the U.S. market, with solid deployments at favorable prices driving higher expected returns than a year ago,” said Ashish Masih, the Company’s President and Chief Executive Officer. “In the United States and in Europe, our consumer-centric liquidation programs are also driving better results and have contributed to substantial growth in our Estimated Remaining Collections, resulting in a new all-time high for Encore.”

“2017 was a strong year for Encore in which we generated a record level of cash collections. We continue to invest in expanding our collections capacity to capitalize on the growing market opportunity in the U.S. In Europe, our subsidiary Cabot Credit Management completed its acquisition of Wescot in the fourth quarter and is now both the largest debt buyer and debt servicer in the United Kingdom.”

“2017 was also a strong year for our industry in the U.S. After growing an estimated 15% in 2016, we estimate that sales of charged-off credit card receivables in the U.S. grew by more than 20% in 2017. We believe industry supply will continue to grow in 2018 and beyond, driven by recent record levels of revolving credit in the U.S. coupled with statements made by issuers who are broadly indicating that increases in charge-off rates are expected to continue,” said Masih.

Financial Highlights for the Fourth Quarter of 2017:

•	Estimated Remaining Collections (ERC) grew $1.1 billion compared to the same period of the prior year, to $7.0 billion.

•	Investment in receivable portfolios was $301 million, including $170 million in the U.S. and $110 million in Europe, compared to $210 million deployed overall in the same period a year ago.

•	Gross collections were $438 million, compared to $397 million in the same period of the prior year.

•	Total revenues were $317 million, compared to $271 million in the fourth quarter of 2016.

•
Total operating expenses were $253 million, compared to $184 million in the same period of the prior year. This increase was a result of several factors including: the impact of expenses related to the withdrawn Cabot IPO; the acquisition of Wescot and related restructuring costs; tax planning related to the U.S. Tax Cuts and Jobs Act; and investments in the expansion of our collections capacity. Adjusted operating expenses were $182 million, compared to $152 million in the same period of the prior year.

•	Total interest expense increased to $51.7 million, compared to $48.4 million in the same period of the prior year.

•	GAAP net income from continuing operations attributable to Encore was $12.7 million, or $0.48 per fully diluted share, compared to $22.0 million, or $0.85 per fully diluted share, in the same

Encore Capital Group, Inc.

period of the prior year. The decline in net income from 2016 to 2017 was largely due to the impact of expenses related to the withdrawn Cabot IPO in November 2017.

•	Adjusted income from continuing operations attributable to Encore was $27.7 million, compared to $18.7 million in the same period of the prior year.

•	Adjusted income from continuing operations attributable to Encore per share (also referred to as Economic EPS) was $1.05, compared to $0.72 in the same period of the prior year.

•	Available capacity under Encore’s revolving credit facility, subject to borrowing base and applicable debt covenants, was $213 million as of December 31, 2017.

Financial Highlights for the Full Year of 2017:

•	Investment in receivable portfolios for the full year was $1.1 billion, including $536 million in the U.S. and $464 million in Europe, compared to $0.9 billion deployed overall in 2016.

•	Gross collections were $1.8 billion, compared to $1.7 billion in 2016.

•	Total revenues were $1.2 billion, compared to $1.0 billion in 2016.

•
Total operating expenses were $862 million, compared to $788 million in 2016. Adjusted operating expenses were $698 million, compared to $648 million in 2016 as we invested in the expansion of our collections capacity.

•	Total interest expense was $204 million, compared to $198 million in 2016.

•	GAAP net income from continuing operations attributable to Encore was $83.4 million, or $3.16 per fully diluted share, compared to $78.9 million, or $3.05 per fully diluted share, in 2016.

•	Adjusted income from continuing operations attributable to Encore was $106.0 million, compared to $90.1 million in 2016.

•	Adjusted income from continuing operations attributable to Encore per share (also referred to as Economic EPS) was $4.04, compared to $3.48 in 2016.

Conference Call and Webcast
The Company will host a conference call and slide presentation today, February 21, 2018, at 2:00 p.m. Pacific time / 5:00 p.m. Eastern time to discuss fourth quarter and full year results.
Members of the public are invited to access the live webcast via the Internet by logging on at the Investor Relations page of Encore's website at www.encorecapital.com. To access the live, listen-only telephone conference portion, please dial (855) 541-0982 or (704) 288-0606.
For those who cannot listen to the live broadcast, a telephonic replay will be available for seven days by dialing (800) 585-8367 or (404) 537-3406 and entering the conference number 4077176. A replay of the webcast will also be available shortly after the call on the Company's website.

Non-GAAP Financial Measures
This news release includes certain financial measures that exclude the impact of certain items and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company has included adjusted income attributable to Encore and adjusted income from continuing operations attributable to Encore per share (also referred to as economic EPS when adjusted for certain shares associated with our convertible notes that will not be issued but are reflected in the fully diluted share count for accounting purposes) because management uses this measure to assess

Encore Capital Group, Inc.

operating performance, in order to highlight trends in the Company’s business that may not otherwise be apparent when relying on financial measures calculated in accordance with GAAP. The Company has included information concerning adjusted operating expenses in order to facilitate a comparison of approximate cash costs to cash collections for the portfolio purchasing and recovery business in the periods presented. Adjusted income attributable to Encore, adjusted income from continuing operations attributable to Encore per share/economic EPS, and adjusted operating expenses have not been prepared in accordance with GAAP. These non-GAAP financial measures should not be considered as alternatives to, or more meaningful than, net income, net income per share, and total operating expenses as indicators of the Company’s operating performance. Further, these non-GAAP financial measures, as presented by the Company, may not be comparable to similarly titled measures reported by other companies. The Company has attached to this news release a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

About Encore Capital Group, Inc.
Encore Capital Group is an international specialty finance company that provides debt recovery solutions and other related services for consumers across a broad range of financial assets. Through its subsidiaries around the globe, Encore purchases portfolios of consumer receivables from major banks, credit unions, and utility providers.

Encore partners with individuals as they repay their debt obligations, helping them on the road to financial recovery and ultimately improving their economic well-being. Encore is the first and only company of its kind to operate with a Consumer Bill of Rights that provides industry-leading commitments to consumers. Headquartered in San Diego, Encore is a publicly traded NASDAQ Global Select company (ticker symbol: ECPG) and a component stock of the Russell 2000, the S&P Small Cap 600 and the Wilshire 4500. More information about the company can be found at http://www.encorecapital.com. More information about the Company's Cabot Credit Management subsidiary can be found at
http://www.cabotcm.com. Information found on the company’s or Cabot’s website is not incorporated by reference.

Forward Looking Statements
The statements in this press release that are not historical facts, including, most importantly, those statements preceded by, or that include, the words “will,” “may,” “believe,” “projects,” “expects,” “anticipates” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). These statements may include, but are not limited to, statements regarding our future operating results, performance, business plans or prospects. For all “forward-looking statements,” the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. Such forward-looking statements involve risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company and its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks, uncertainties and other factors are discussed in the reports filed by the Company with the Securities and Exchange Commission, including the most recent reports on Forms 10-K and 10-Q, each as it may be amended from time to time. The Company disclaims any intent or obligation to update these forward-looking statements.

Encore Capital Group, Inc.

Contact:
Bruce Thomas
Encore Capital Group, Inc.
Vice President, Investor Relations
(858) 309-6442
bruce.thomas@encorecapital.com

SOURCE: Encore Capital Group, Inc.

FINANCIAL TABLES FOLLOW

Encore Capital Group, Inc.

ENCORE CAPITAL GROUP, INC.
Consolidated Statements of Financial Condition
(In Thousands, Except Par Value Amounts)

	December 31, 2017	December 31, 2016
Assets
Cash and cash equivalents	$212,139	$149,765
Investment in receivable portfolios, net	2,890,613	2,382,809
Deferred court costs, net	79,963	65,187
Property and equipment, net	76,276	72,257
Other assets	302,728	215,447
Goodwill	928,993	785,032
Total assets	$4,490,712	$3,670,497
Liabilities and equity
Liabilities:
Accounts payable and accrued liabilities	$284,774	$234,398
Debt, net	3,446,876	2,805,983
Other liabilities	35,151	29,601
Total liabilities	3,766,801	3,069,982
Commitments and contingencies
Redeemable noncontrolling interest	151,978	45,755
Redeemable equity component of convertible senior notes	—	2,995
Equity:
Convertible preferred stock, $.01 par value, 5,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $.01 par value, 50,000 shares authorized, 25,801 shares and 25,593 shares issued and outstanding as of December 31, 2017 and December 31, 2016, respectively	258	256
Additional paid-in capital	42,646	103,392
Accumulated earnings	616,314	560,567
Accumulated other comprehensive loss	(77,356)	(104,911)
Total Encore Capital Group, Inc. stockholders’ equity	581,862	559,304
Noncontrolling interest	(9,929)	(7,539)
Total equity	571,933	551,765
Total liabilities, redeemable equity and equity	$4,490,712	$3,670,497
The following table includes assets that can only be used to settle the liabilities of the Company’s consolidated variable interest entities (“VIEs”) and the creditors of the VIEs have no recourse to the Company. These assets and liabilities are included in the consolidated statements of financial condition above.

	December 31, 2017	December 31, 2016
Assets
Cash and cash equivalents	$88,902	$55,823
Investment in receivable portfolios, net	1,342,300	972,841
Deferred court costs, net	26,482	22,760
Property and equipment, net	23,138	19,284
Other assets	122,263	79,767
Goodwill	724,054	584,868
Liabilities
Accounts payable and accrued liabilities	$151,208	$99,689
Debt, net	2,014,202	1,514,799
Other liabilities	1,494	1,921

Encore Capital Group, Inc.

ENCORE CAPITAL GROUP, INC.
Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	(Unaudited) Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenues
Revenue from receivable portfolios, net	$286,815	$249,535	$1,094,609	$946,615
Other revenues	30,666	21,849	92,429	82,643
Total revenues	317,481	271,384	1,187,038	1,029,258
Operating expenses
Salaries and employee benefits	94,446	68,173	315,742	281,097
Cost of legal collections	50,598	42,808	200,058	200,855
Other operating expenses	28,689	25,317	104,938	100,737
Collection agency commissions	10,025	7,899	43,703	36,141
General and administrative expenses	55,330	31,002	158,080	134,046
Depreciation and amortization	14,158	8,740	39,977	34,868
Total operating expenses	253,246	183,939	862,498	787,744
Income from operations	64,235	87,445	324,540	241,514
Other (expense) income
Interest expense	(51,692)	(48,447)	(204,161)	(198,367)
Other (expense) income	(1,157)	(130)	10,847	14,228
Total other expense	(52,849)	(48,577)	(193,314)	(184,139)
Income from continuing operations before income taxes	11,386	38,868	131,226	57,375
Provision for income taxes	(8,607)	(28,374)	(52,049)	(38,205)
Income from continuing operations	2,779	10,494	79,177	19,170
Income (loss) from discontinued operations, net of tax	—	829	(199)	(2,353)
Net income	2,779	11,323	78,978	16,817
Net loss attributable to noncontrolling interest	9,902	11,489	4,250	59,753
Net income attributable to Encore Capital Group, Inc. stockholders	$12,681	$22,812	$83,228	$76,570
Amounts attributable to Encore Capital Group, Inc.:
Income from continuing operations	$12,681	$21,983	$83,427	$78,923
Income (loss) from discontinued operations, net of tax	—	829	(199)	(2,353)
Net income	$12,681	$22,812	$83,228	$76,570
Earnings (loss) per share attributable to Encore Capital Group, Inc.:
Basic earnings (loss) per share from:
Continuing operations	$0.49	$0.85	$3.21	$3.07
Discontinued operations	$—	$0.03	$(0.01)	$(0.09)
Net basic earnings per share	$0.49	$0.88	$3.20	$2.98
Diluted earnings (loss) per share from:
Continuing operations	$0.48	$0.85	$3.16	$3.05
Discontinued operations	$—	$0.03	$(0.01)	$(0.09)
Net diluted earnings per share	$0.48	$0.88	$3.15	$2.96
Weighted average shares outstanding:
Basic	26,017	25,792	25,972	25,713
Diluted	26,405	25,993	26,405	25,909

Encore Capital Group, Inc.

ENCORE CAPITAL GROUP, INC.
Consolidated Statements of Cash Flows
(In Thousands)

	Year Ended December 31,
	2017	2016	2015
Operating activities:
Net income	$78,978	$16,817	$47,384
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations, net of income taxes	199	2,353	23,387
Depreciation and amortization	39,977	34,868	33,160
Other non-cash expense, net	35,676	22,807	35,104
Stock-based compensation expense	10,399	12,627	22,008
Deferred income taxes	28,970	(52,905)	(16,665)
(Reversal of) provision for allowances on receivable portfolios, net	(41,236)	84,177	(6,763)
Changes in operating assets and liabilities
Deferred court costs and other assets	(4,101)	(20,364)	(33,430)
Prepaid income tax and income taxes payable	(26,699)	25,417	(29,504)
Accounts payable, accrued liabilities and other liabilities	1,655	2,439	43,135
Net cash provided by operating activities from continuing operations	123,818	128,236	117,816
Net cash provided by (used in) operating activities from discontinued operations	—	2,096	(1,667)
Net cash provided by operating activities	123,818	130,332	116,149
Investing activities:
Cash paid for acquisitions, net of cash acquired	(96,390)	(675)	(276,575)
Proceeds from divestiture of business, net of cash divested	—	106,041	—
Purchases of assets held for sale	—	(19,874)	—
Purchases of receivable portfolios, net of put-backs	(1,045,829)	(907,413)	(749,760)
Collections applied to investment in receivable portfolios, net	709,420	659,321	635,899
Purchases of property and equipment	(28,126)	(31,668)	(28,624)
Other, net	8,794	10,794	(1,233)
Net cash used in investing activities from continuing operations	(452,131)	(183,474)	(420,293)
Net cash provided by (used in) used in investing activities from discontinued operations	—	14,685	(52,416)
Net cash used in investing activities	(452,131)	(168,789)	(472,709)
Financing activities:
Payment of loan costs	(28,972)	(32,338)	(17,995)
Proceeds from credit facilities	1,434,480	586,016	1,084,393
Repayment of credit facilities	(1,168,069)	(615,857)	(898,086)
Proceeds from senior secured notes	325,000	442,610	332,693
Repayment of senior secured notes	(204,241)	(352,549)	(15,000)
Proceeds from issuance of convertible senior notes	150,000	—	—
Repayment of convertible senior notes	(125,407)	—	—
Repayment of securitized notes	—	(935)	(44,251)
Repurchase of common stock	—	—	(33,185)
Proceeds from other debt	33,197	36,172	—
Payment for the purchase of noncontrolling interest	(29,731)	(4,842)	—
Other, net	(8,040)	(15,024)	(8,448)
Net cash provided by financing activities	378,217	43,253	400,121
Net increase in cash and cash equivalents	49,904	4,796	43,561
Effect of exchange rate changes on cash and cash equivalents	12,470	(8,624)	(14,131)
Cash and cash equivalents, beginning of period	149,765	153,593	124,163
Cash and cash equivalents, end of period	212,139	149,765	153,593
Cash and cash equivalents of discontinued operations, end of period	—	—	29,600
Cash and cash equivalents of continuing operations, end of period	$212,139	$149,765	$123,993
Supplemental disclosures of cash flow information:
Cash paid for interest	$162,545	$147,899	$151,946
Cash paid for income taxes, net	44,365	60,071	84,101
Supplemental schedule of non-cash investing and financing activities:
Conversion of convertible senior notes	$28,277	$—	$—
Fixed assets acquired through capital lease	3,577	55	2,220

Encore Capital Group, Inc.

ENCORE CAPITAL GROUP, INC.
Supplemental Financial Information
Reconciliation of Adjusted Income Attributable to Encore to GAAP Net Income Attributable to Encore and Adjusted Operating Expenses Related to Portfolio Purchasing and Recovery Business to GAAP Total Operating Expenses
(In Thousands, Except Per Share amounts) (Unaudited)

	Three Months Ended December 31,
	2017				2016
	$	Per Diluted Share— Accounting	Per Diluted Share— Economic		$	Per Diluted Share— Accounting	Per Diluted Share— Economic
GAAP net income from continuing operations attributable to Encore, as reported	$12,681	$0.48	$0.48		$21,983	$0.85	$0.85
Adjustments:
Convertible notes non-cash interest and issuance cost amortization	3,126	0.12	0.12		3,017	0.12	0.12
Acquisition, integration and restructuring related expenses(1)	11,911	0.45	0.45		7,457	0.29	0.29
Net gain on fair value adjustments to contingent considerations(2)	(49)	—	—		(8,111)	(0.31)	(0.31)
Amortization of certain acquired intangible assets(3)	1,610	0.06	0.06		415	0.02	0.02
Expenses related to withdrawn Cabot IPO(4)	15,339	0.58	0.58		—	—	—
Income tax effect of the adjustments(5)	(4,183)	(0.16)	(0.16)		(3,693)	(0.15)	(0.15)
Adjustments attributable to noncontrolling interest(6)	(13,965)	(0.53)	(0.53)		(2,402)	(0.10)	(0.10)
Impact from tax reform(7)	1,182	0.05	0.05		—	—	—
Adjusted income from continuing operations attributable to Encore	$27,652	$1.05	$1.05	(8)	$18,666	$0.72	$0.72
________________________

(1)
Amount represents acquisition, integration and restructuring related expenses. We adjust for this amount because we believe these expenses are not indicative of ongoing operations; therefore adjusting for these expenses enhances comparability to prior periods, anticipated future periods, and our competitors’ results.

(2)
Amount represents the net gain recognized as a result of fair value adjustments to contingent considerations that were established for our acquisitions of debt solution service providers in Europe. We have adjusted for this amount because we do not believe this is indicative of ongoing operations.

(3)
As we continue to acquire debt solution service providers around the world, the acquired intangible assets, such as trade names and customer relationships, have grown substantially, particularly in recent quarters. These intangible assets are valued at the time of the acquisition and amortized over their estimated lives. We believe that amortization of acquisition-related intangible assets, especially the amortization of an acquired company’s trade names and customer relationships, is the result of pre-acquisition activities. In addition, the amortization of these acquired intangibles is a non-cash static expense that is not affected by operations during any reporting period. As a result, the amortization of certain acquired intangible assets is excluded from our adjusted income from continuing operations attributable to Encore and adjusted income from continuing operations per share.

(4)
In October 2017, Cabot announced its intention to proceed with an initial public offering and to apply for admission of its ordinary shares to the premium listing segment of the Official List of the Financial Conduct Authority and to trade on the main market for listed securities of the London Stock Exchange. In November 2017, Encore announced that Cabot has decided to not go forward with its previously announced initial public offering as a result of poor performance of other IPOs on the London Stock Exchange and unfavorable equity market conditions in the U.K. We believe these expenses are not indicative of ongoing operations, therefore adjusting for these expenses enhances comparability to prior periods, anticipated future periods, and our competitors’ results.

(5)	Amount represents the total income tax effect of the adjustments, which is calculated based on the applicable marginal tax rate of the jurisdiction in which the portion of the adjustment occurred.

(6)
Certain of the above pre-tax adjustments include expenses recognized by our partially-owned subsidiaries. This adjustment represents the portion of the non-GAAP adjustments that are attributable to noncontrolling interest.

(7)
As a result of the U.S. Tax Cuts and Jobs Act (the “Tax Reform Act”), we incurred a net additional tax expense of approximately $1.2 million. We believe the Tax Reform Act related expenses are not indicative of our ongoing operations, therefore adjusting for these expenses enhances comparability to prior periods, anticipated future periods, and our competitors’ results.

(8)
Adjusted income from continuing operations attributable to Encore per economic share includes $0.40 of adjustments to Cabot’s EPS contribution after tax and noncontrolling interest, consisting primarily of a portion of expenses related to the withdrawn Cabot IPO as well as restructuring charges related to Cabot’s acquisition of Wescot.

Encore Capital Group, Inc.

	Year Ended December 31,
	2017			2016
	$	Per Diluted Share— Accounting	Per Diluted Share— Economic	$	Per Diluted Share— Accounting	Per Diluted Share— Economic
GAAP net income from continuing operations attributable to Encore, as reported	$83,427	$3.16	$3.18	$78,923	$3.05	$3.05
Adjustments:
Convertible notes non-cash interest and issuance cost amortization	12,353	0.47	0.47	11,830	0.46	0.46
Acquisition, integration and restructuring related expenses(1)	16,628	0.63	0.63	17,630	0.68	0.68
Net gain on fair value adjustments to contingent considerations(2)	(2,822)	(0.11)	(0.11)	(8,111)	(0.31)	(0.31)
Settlement fees and related administrative expenses(3)	—	—	—	6,299	0.24	0.24
Amortization of certain acquired intangible assets(4)	3,561	0.13	0.14	2,593	0.10	0.10
Expenses related to withdrawn Cabot IPO(5)	15,339	0.58	0.58	—	—	—
Income tax effect of the adjustments(6)	(7,936)	(0.30)	(0.30)	(12,577)	(0.49)	(0.49)
Adjustments attributable to noncontrolling interest(7)	(15,720)	(0.60)	(0.60)	(6,461)	(0.25)	(0.25)
Impact from tax reform(8)	1,182	0.05	0.05	—	—	—
Adjusted income from continuing operations attributable to Encore	$106,012	$4.01	$4.04	$90,126	$3.48	$3.48
________________________

(1)
Amount represents acquisition, integration and restructuring related expenses. We adjust for this amount because we believe these expenses are not indicative of ongoing operations; therefore adjusting for these expenses enhances comparability to prior periods, anticipated future periods, and our competitors’ results.

(2)
Amount represents the net gain recognized as a result of fair value adjustments to contingent considerations that were established for our acquisitions of debt solution service providers in Europe. We have adjusted for this amount because we do not believe this is indicative of ongoing operations.

(3)
Amount represents litigation and government settlement fees and related administrative expenses. For the year ended December 31, 2016, amount consists of settlement and administrative fees related to certain TCPA settlements. We believe these fees and expenses are not indicative of ongoing operations, therefore adjusting for these expenses enhances comparability to prior periods, anticipated future periods, and our competitors’ results.

(4)
As we continue to acquire debt solution service providers around the world, the acquired intangible assets, such as trade names and customer relationships, have grown substantially, particularly in recent quarters. These intangible assets are valued at the time of the acquisition and amortized over their estimated lives. We believe that amortization of acquisition-related intangible assets, especially the amortization of an acquired company’s trade names and customer relationships, is the result of pre-acquisition activities. In addition, the amortization of these acquired intangibles is a non-cash static expense that is not affected by operations during any reporting period. As a result, the amortization of certain acquired intangible assets is excluded from our adjusted income from continuing operations attributable to Encore and adjusted income from continuing operations per share.

(5)
In October 2017, Cabot announced its intention to proceed with an initial public offering and to apply for admission of its ordinary shares to the premium listing segment of the Official List of the Financial Conduct Authority and to trade on the main market for listed securities of the London Stock Exchange. In November 2017, Encore announced that Cabot has decided to not go forward with its previously announced initial public offering as a result of poor performance of other IPOs on the London Stock Exchange and unfavorable equity market conditions in the U.K. We believe these expenses are not indicative of ongoing operations, therefore adjusting for these expenses enhances comparability to prior periods, anticipated future periods, and our competitors’ results.

(6)	Amount represents the total income tax effect of the adjustments, which is calculated based on the applicable marginal tax rate of the jurisdiction in which the portion of the adjustment occurred.

(7)
Certain of the above pre-tax adjustments include expenses recognized by our partially-owned subsidiaries. This adjustment represents the portion of the non-GAAP adjustments that are attributable to noncontrolling interest.

(8)
As a result of the Tax Reform Act, we incurred a net additional tax expense of approximately $1.2 million. We believe the Tax Reform Act related expenses are not indicative of our ongoing operations, therefore adjusting for these expenses enhances comparability to prior periods, anticipated future periods, and our competitors’ results.

Encore Capital Group, Inc.

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
GAAP total operating expenses, as reported	$253,246	$183,939	$862,498	$787,744
Adjustments:
Stock-based compensation expense	(3,358)	(3,125)	(10,399)	(12,627)
Operating expenses related to non-portfolio purchasing and recovery business(1)	(41,164)	(29,291)	(125,028)	(110,875)
Acquisition, integration and restructuring related operating expenses(2)	(11,911)	(7,457)	(16,628)	(17,630)
Net gain on fair value adjustments to contingent considerations(3)	49	8,111	2,822	8,111
Settlement fees and related administrative expenses(4)	—	—	—	(6,299)
Expenses related to withdrawn Cabot IPO(5)	(15,339)	—	(15,339)	—
Adjusted operating expenses related to portfolio purchasing and recovery business	$181,523	$152,177	$697,926	$648,424
________________________

(1)
Operating expenses related to non-portfolio purchasing and recovery business include operating expenses from other operating segments that primarily engage in fee-based business, as well as corporate overhead not related to our portfolio purchasing and recovery business.

(2)
Amount represents acquisition, integration and restructuring related operating expenses. We adjust for this amount because we believe these expenses are not indicative of ongoing operations; therefore adjusting for these expenses enhances comparability to prior periods, anticipated future periods, and our competitors’ results.

(3)
Amount represents the net gain recognized as a result of fair value adjustments to contingent considerations that were established for our acquisitions of debt solution service providers in Europe. We have adjusted for this amount because we do not believe this is indicative of ongoing operations.

(4)
Amount represents litigation and government settlement fees and related administrative expenses. For the year ended December 31, 2016, amount consists of settlement and administrative fees related to certain TCPA settlements. We believe these fees and expenses are not indicative of ongoing operations, therefore adjusting for these expenses enhances comparability to prior periods, anticipated future periods, and our competitors’ results.

(5)
In October 2017, Cabot announced its intention to proceed with an initial public offering and to apply for admission of its ordinary shares to the premium listing segment of the Official List of the Financial Conduct Authority and to trade on the main market for listed securities of the London Stock Exchange. In November 2017, Encore announced that Cabot has decided to not go forward with its previously announced initial public offering as a result of poor performance of other IPOs on the London Stock Exchange and unfavorable equity market conditions in the U.K. We believe these expenses are not indicative of ongoing operations, therefore adjusting for these expenses enhances comparability to prior periods, anticipated future periods, and our competitors’ results.